Exhibit 99.1
Vestin Realty Mortgage II, Inc.
Announces Michael V. Shustek Stock Purchase Plan

Las Vegas, Nevada – May 20, 2008 – Vestin Realty Mortgage II, Inc. (Nasdaq: VRTB), a real estate investment trust (“REIT”), announced that on May 19, 2008, Michael V. Shustek, the Company’s President, Chief Executive Officer and Chairman of its Board of Directors, has amended the 10b5-1 trading plan (the “Plan”), announced on April 30, 2007, pursuant to Rule 10b5-1 promulgated under the Securities Exchange Act of 1934.  Pursuant to the First Amended and Restated Plan, Mr. Shustek may spend up to $2.6 million to acquire shares of the Company’s common stock at prevailing market prices over the course of the next 13 months.  All purchases will be executed by independent broker-dealers on specified dates in accordance with the requirements of Rule 10b5-1.  The First Amended and Restated Plan is scheduled to become effective on July 2, 2008 and expire on June 24, 2009.

Vestin Realty Mortgage II, Inc. currently has approximately 14.9 million shares of common stock outstanding.  The closing price of the stock on Nasdaq on May 19, 2008 was $7.51.

About Vestin Realty Mortgage II, Inc.

Vestin Realty Mortgage II, Inc. is a real estate investment trust (“REIT”) that invests in commercial real estate loans.  As of March 31, 2008, Vestin Realty Mortgage II, Inc. had assets of over $334 million.  Vestin Realty Mortgage II, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., which is engaged in asset management, real estate lending and other financial services through its subsidiaries.  Since 1995, Vestin Mortgage Inc. has facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company’s business.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:

Vestin Mortgage, Inc.
James Townsend
702-227-0965